Exhibit 99

News Release

November 17, 2009

FOR IMMEDIATE RELEASE

For more information contact:

Susan K. Still, President and CEO, (540) 278-1705

Charles W. Maness, Jr., Executive Vice President & CFO, (540) 278-1702

HomeTown Bankshares Corporation Reports Third Quarter 2009 Financial Results and Operating Performance

Roanoke, Va. – HomeTown Bankshares Corporation, the parent company of HomeTown Bank, reported net income of $155,000 for the 3rd quarter of 2009 compared to a net loss of $394,000 for the third quarter of 2008. Net interest income for the quarter amounted to $2.1 million, a 57% increase over $1.3 million in the third quarter of 2008, due to growth in investments and loans in both the Roanoke Valley and the New River Valley.

Included in net income was a 56% increase in non-interest income to $195,000 in the 3rd quarter of 2009 vs. $125,000 during the 3rd quarter of 2008. This increase is attributed to a sizable increase in the Bank’s income from growing commercial and retail deposit accounts as well as an increase in brokerage income from the Bank’s residential mortgage business.

For the nine months ended September 30, 2009, HomeTown Bankshares Corporation earned net income of $300,000 compared to a loss of $1.27 million for the first nine months of 2008. Earnings per common share were $0.09 thru September 30, 2009 vs. a loss of $0.48 per share for a comparable period in 2008.

“We are very pleased with our continued profitability and increased earnings during 2009 in spite of the challenging economic environment,” stated Susan K. Still, President and CEO. “This has been a difficult environment for many businesses and consumers in our markets during a recession that has lasted almost two years, President Still said. “We are, however, committed to actively serving our communities, prudently working with our customers during these difficult times, and continuing to grow our market share,” continued President Still.

Balance Sheet

Total assets grew to a record level of $307.8 million at September 30, 2009, an increase of $96.3 million since the end of third quarter of 2008. While loan growth has slowed during 2009, HomeTown Bank has continued to significantly grow its market share of both retail and commercial banking relationships. Total loans amounted to $247.6 million at September 30, 2009, an increase of 35% over the third quarter 2008. Total deposits increased $91.8 million to $258.1 million at the end of the third quarter of 2009, representing a 55% increase from the end of the third quarter of 2008.

HomeTown Bankshares’ risk-based and tangible capital ratios remained well above regulatory standards for well-capitalized banks. Tier 1 capital increased by $10 million as the result of the Bank’s participation in the Capital Purchase Program during the third quarter of 2009. The Capital Purchase Program is specifically designed to assist healthy banks continue to support their communities while maintaining a well-capitalized financial position.

Asset Quality

In spite of the challenging economic environment and an increase in nonperforming assets at September 30, 2009, the Bank’s loan portfolio continues to compare favorably to its peers and the overall banking industry. Nonperforming assets at September 30, 2009 were $5.3 million or 1.72% of total assets, up from $2.8 million or 1.34% of total assets at September 30, 2008. Net loan losses for the quarter ending September 30, 2009 were $-0- with no losses realized at September 30, 2008. The allowance for loan losses totaled $2.6 million or 1.05 % of loans at September 30, 2009 vs. $1.9 million and 1.02%, respectively, at September 30, 2008.

Company Events

HomeTown Bank held its fourth Annual Shareholders Meeting on Thursday, August 6, 2009. At this meeting, the shareholders voted to approve the formation of a bank holding company, HomeTown Bankshares Corporation. With this approval, each existing share of the Bank’s common stock will be exchanged for one share of HomeTown Bankshares Corporation stock.

HomeTown Bank offers a full range of banking services to small and medium-size businesses, real estate investors and developers, private investors, professionals and individuals. The Bank serves the Roanoke and New River Valleys and Smith Mountain Lake through five branches and a loan production office. A high level of responsive and professionalized service coupled with local decision-making is the hallmark of its banking strategy.

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Forward-Looking Statements:

Certain statements in this press release may be “forward-looking statements.” Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results that are not statements of historical fact and that involve significant risks and uncertainties. Although the Bank believes that its expectations with regard to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results will not differ materially from any future results implied by the forward-looking statements. Actual results may be materially different from past or anticipated results because of many factors, some of which may include changes in economic conditions, the interest rate environment, legislative and regulatory requirements, new products, competition, changes in the stock and bond markets and technology. The Bank does not update any forward-looking statements that it may make.